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                                                                   EXHIBIT 3.1.3

                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                           OF WAXMAN INDUSTRIES, INC.

                             a Delaware corporation

    (Pursuant to Section 242 of the General Corporation Law of the State of
                                   Delaware)

WAXMAN INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: That the Board of Directors of Waxman Industries, Inc. (hereinafter called the "Corporation"), acting by unanimous written consent in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted on December 1, 2000 resolutions (a) setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") to effect a reverse stock split of shares of common stock, par value $0.01 per share of the Corporation ("Common Stock"), and shares of Class B common stock, par value $0.01 per share, of the Corporation ("Class B Stock"), on the basis of issuing one share of Common Stock for each ten shares of outstanding Common Stock and one share of Class B Stock for each ten shares of outstanding Class B Stock, (b) declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, (c) directing that said amendment be considered at the next annual meeting of the stockholders and (d) authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

         SECOND: That the Certificate of Incorporation be amended by adding the following new subdivision to the end of Article Fourth, Subsection B of the Certificate of Incorporation:

                  "9. Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each ten shares of Common Stock, outstanding at such time, shall be combined into one fully paid and non-assessable share of Common Stock, and each ten shares of Class B Stock, outstanding at such time, shall be combined into one fully paid and non-assessable share of Class B Stock. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected hereby, the Corporation shall issue to any stockholder that would otherwise receive fractional shares of Common Stock or Class B Stock an additional share of Common Stock or Class B Stock, as the case may be. Certificates for the shares of Common Stock and Class B Stock to be outstanding after the Effective Time shall be issued pursuant to procedures adopted by the Corporation's executive officers and communicated to those who are to receive new certificates."

         THIRD: That holders of at least a majority of the outstanding stock of the Corporation entitled to vote on the reverse stock split, acting at the Annual Meeting of Stockholders of the Corporation held on February 6, 2001, at which a quorum was present in accordance with the General Corporation Law of the State of Delaware, duly approved the aforesaid amendment to the Certificate of Incorporation.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FIFTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Vice President--Finance and Chief Financial Officer this 6th day of February, 2001.

                                              WAXMAN INDUSTRIES, INC.

                                              By: /s/ Mark Wester
                                              Name: Mark Wester
                                              Title: Vice President--Finance and
                                                       Chief Financial Officer